Exhibit 10.6
GUARANTY AGREEMENT

THIS GUARANTY AGREEMENT is made as of the 26th day of September 2013, by STW Resources Holding Corp., a Nevada corporation, whose address for notice hereunder is 619 West Texas Avenue, Suite 126, Midland, Texas 79701 (hereinafter referred to as the “Guarantor”), in favor of Joshua C. Brooks an individual (together with any successor holders of the hereinafter defined Note, the “Lender”).  Any capitalized term used in this Guaranty Agreement and not otherwise defined herein shall have the meaning ascribed to such term in the hereinafter described Loan Agreement.

RECITALS

A. Lender proposes to make a loan to STW Oilfield Construction, LLC, a Texas limited liability company (“Borrower”) in the original principal amount of Two Hundred Twenty Five Thousand and No/100 Dollars ($225,000), pursuant to the terms and conditions of that certain Loan Agreement of even date herewith, by and between Borrower and Lender (as the same may be amended, supplemented or modified, the “Loan Agreement”), which loan would be evidenced by a Promissory Note executed and delivered by Borrower payable to the order of Lender of even date herewith in like principal amount (the “Note”) and would be secured by, among other things, a Security Agreement (“Security Agreement”) in favor of Lender (such Security Agreement, together with any other pledges, assignments, and agreements made by Borrower, or any other person or entity, to secure payment of the Note, are herein collectively called the “Security Documents”).

B. Guarantor is the majority owner of Borrower and will drive direct and indirect benefit from Lender extending the loan to Borrower entering into the Loan Agreement,

C. As a condition precedent to Lender’s loan to Borrower, Lender has required that Guarantor guaranty payment of the Note and related indebtedness on the terms and conditions set forth in this Guaranty Agreement.

NOW, THEREFORE, (i) to induce Lender to loan monies to or for the account of Borrower, (ii) at the special insistence and request of Lender, and (iii) for the consideration recited above and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Guarantor agrees as follows:

I.
The Guaranteed Obligations

1.           The Guaranteed Obligations.  As used in this Guaranty Agreement, the “Guaranteed Obligations” means all indebtedness, obligations and liabilities now or hereafter owing by Borrower to Lender, including, without limitation, (i) the Note, the Principal Debt (as such term is defined in the Loan Agreement), and all interest and default rate interest on the Note, together with any modifications, extensions, renewals, and/or rearrangements of the Note, (ii) all amounts that Borrower may from time to time become obligated to pay or reimburse to Lender under the Security Documents, including, without limitation, amounts paid by Lender for ad valorem taxes or insurance premiums or repair costs that are obligations arising under or in connection with the Security Documents, (iii) all liabilities and obligations arising under the Environmental Indemnity Agreement, and (iv) all reasonable attorney’s fees and costs of court incurred by Lender in enforcing Lender’s rights under this Guaranty Agreement or the other Security Documents.  Without limiting the generality of the foregoing, the Guaranteed Obligations guaranteed under this Guaranty Agreement includes all post-petition interest, expenses and other liabilities of Borrower that would be owed by any Borrower to Lender but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization, or similar proceeding involving Borrower.

II.
The Guaranty

1.           Obligations Guaranteed.  Guarantor unconditionally and irrevocably guarantees the prompt payment and performance when due, whether at maturity or otherwise, of all of the Guaranteed Obligations.  If Guarantor fails to pay or perform any part of the Guaranteed Obligations when due or, if the Note or Security Document under which such payment or performance is due provides any cure period, before the expiration of said cure period, then said failure will constitute a default under this Guaranty Agreement.

2.           Nature of Guaranty.  This is an irrevocable, absolute, complete, and continuing guaranty of payment and not a guaranty of collection, and will not be affected by the release or discharge of Borrower from, or impairment or modification of, Borrower’s obligations with respect to any of the Guaranteed Obligations in any bankruptcy, receivership, or other insolvency proceeding or otherwise.  No notice of any extension of credit already or hereafter contracted by or extended to Borrower need be given to Guarantor.  The fact that the Guaranteed Obligations may be rearranged, increased, reduced, modified, extended for any period, and/or renewed from time to time, or paid in full without notice to Guarantor will not release, discharge, or reduce the obligation of Guarantor with respect to the Guaranteed Obligations, and Guarantor will remain fully bound under this Guaranty Agreement.  It is the intention of Lender and Guarantor that Guarantor’s obligations under this Guaranty Agreement will not be discharged at any time prior to the occurrence of both (i) payment and performance in full of the Guaranteed Obligations and (ii) expiration of Lender’s obligation to advance monies to Borrower pursuant to the Note or any Security Document.  This Guaranty Agreement may be enforced by Lender and any subsequent holder of the Guaranteed Obligations, and will not be discharged by the assignment or negotiation of all or part of the Guaranteed Obligations.  This Guaranty Agreement may not be revoked by Guarantor and will continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned or refunded by Lender to the payor thereof or to any other person, as a preferential transfer, voidable transfer or otherwise upon any insolvency, bankruptcy, reorganization, receivership, or other debtor relief proceeding involving Borrower or any other payor of such amounts, or after any attempted revocation by Guarantor, all as though such payment had not been made.  Guarantor expressly waives presentment, demand, notice of non-payment, protest, notice of protest and dishonor, notice of intention to accelerate, notice of acceleration, notice of intention to foreclose, notice of foreclosure, and any other notice whatsoever on any and all forms of such Obligations, and also notice of acceptance of this Guaranty Agreement, acceptance on the part of Lender being conclusively presumed by its request for this Guaranty Agreement and delivery of the same to Lender.

3.           Lender’s Rights.  Guarantor authorizes Lender, without notice or demand and without affecting Guarantor’s liability under this Guaranty Agreement, to take and hold security for the payment of this Guaranty Agreement and/or any of the Guaranteed Obligations, and exchange, enforce, waive, impair and release any such security; to apply such security and direct the order or manner of sale thereof as Lender may determine; to obtain a guaranty of the Guaranteed Obligations from any one or more persons and at any time or times; and to enforce, waive, rearrange, modify, impair, limit or release any of such other persons from their obligations under such guaranties.  Guarantor acknowledges and agrees that the Guaranteed Obligations of all persons to pay and satisfy the Guaranteed Obligations pursuant to their respective guaranties (including Guarantor’s obligations under this Guaranty Agreement) are joint and several.  Guarantor acknowledges and agrees that Lender has complete discretion regarding whether, when, and how to exercise the foregoing rights.

4.           Lender’s Right of Offset.  As security for its obligations under this Guaranty Agreement, Guarantor grants to Lender a security interest in, a general lien upon and/or right of set-off of the following (herein referred to as the “Security”):  (i) any claim of Guarantor against Lender now or hereafter existing, and all monies, instruments, securities, documents, chattel paper, credits, claims, demands and any other property, rights and interests of Guarantor, which at any time come into the possession or custody or under the control of Lender or any of its agents or affiliates, for any purpose; (ii) any claim of Guarantor against Borrower now or hereafter existing and all monies, instruments, securities, documents, chattel paper, credits, claims, demands and any other property, rights and interests of Borrower, which at any time come into the possession or custody or under the control of Guarantor for any purpose; and (iii) the proceeds, products and accessions of and to any of the foregoing.  Lender, at its option, may at any time, without notice and without any liability, retain all or any part of the Security until all of the Guaranteed Obligations has been paid in full or may set off all or any part of the Security against the Guaranteed Obligations, whether the Guaranteed Obligations is matured or unmatured, in any manner and in any order of preference that Lender, in its sole discretion, chooses.  The grant of the above security interest and lien will not in any way limit or be construed as limiting Lender to collect payment of any liability of Guarantor under this Guaranty Agreement only out of the Security, but it is expressly understood and provided that all such liability constitutes the absolute, unconditional and continuing obligation of Guarantor.

5.           Guarantor’s Waivers.   Guarantor waives any right to require Lender to (and it is not necessary for Lender, in order to enforce such payment by Guarantor to first): (a) proceed against Borrower or any other person liable on the Guaranteed Obligations, (b) proceed against or exhaust any security given to secure the Guaranteed Obligations, (c) have Borrower joined with Guarantor in any suit arising out of this Guaranty Agreement and/or any of the Guaranteed Obligations, (d) enforce Lender’s rights against any other guarantor of the Guaranteed Obligations, or (e) pursue or exhaust any other remedy in Lender’s power whatsoever.  Guarantor waives any defense or right arising by reason of any disability, lack of corporate authority or power, impairment of recourse or of collateral under §3.605 of the Texas Uniform Commercial Code or otherwise, or other defense of Borrower or any other guarantor of any of the Guaranteed Obligations, and will remain liable on this Guaranty Agreement regardless of whether Borrower or any other guarantor is not liable thereon for any reason.  Guarantor waives all rights granted to Guarantor by Sections 43.02 and 43.03 of the Texas Civil Practice and Remedies Code, as amended.  Guarantor agrees that all rights granted to Guarantor by Section 43.04 of the Texas Civil Practice and Remedies Code are subordinate to the rights granted to Lender by this Guaranty Agreement.  To the maximum extent permitted by applicable law, Guarantor hereby waives all rights, remedies, claims, and defenses based upon or related to Sections 51.003, 51.004, and 51.005 of the Texas Property Code, to the extent the same pertain or may pertain to any enforcement of this Guaranty Agreement.

6.           Waiver of Subrogation.   Guarantor has no right of subrogation until such time as all of the Guaranteed Obligations has been paid in full.

7.           Maturity of Obligations; Payment.   If the maturity of any Obligations is accelerated by bankruptcy or otherwise, then such maturity will also be deemed accelerated for the purpose of this Guaranty Agreement without demand or notice to Guarantor.  Guarantor must, immediately upon notice from Lender of Borrower’s failure to pay any Obligations at maturity, pay to Lender the amount due and unpaid by Borrower and guaranteed by this Guaranty Agreement.  The failure of Lender to give this notice will not in any way release Guarantor under this Guaranty Agreement.

8.           Lender’s Expenses.   If Guarantor fails to pay the Guaranteed Obligations after notice from Lender of Borrower’s failure to pay any Obligations at maturity, and if Lender obtains the services of any attorney for collection of amounts owing by Guarantor under this Guaranty Agreement, or if suit is filed to enforce this Guaranty Agreement, or if proceedings are had in any bankruptcy, probate, receivership, or other judicial proceedings for the establishment or collection of any amount owing by Guarantor under this Guaranty Agreement, or if any amount owing by Guarantor under this Guaranty Agreement is collected through such proceedings, then Guarantor must pay to Lender all court costs and Lender’s reasonable attorneys’ fees, together with the amount of any and all expenses, including fees and disbursements of Lender’s attorneys and of any experts or agents retained by Lender or Lender’s attorneys, which Lender may incur as a result of Guarantor’s failure to pay.  Guarantor will also pay any post-adjustment interest owing on such amounts at the maximum non-usurious rate of interest allowed by applicable law until paid.

9.           Primary Liability.   The liability of Guarantor for payment of the Guaranteed Obligations is primary and not secondary.

10.           Events and Circumstances Not Reducing or Discharging Guarantor’s Obligations.   Guarantor consents and agrees to each of the following, and agrees that Guarantor’s obligations under this Guaranty Agreement will not be released, diminished, impaired, reduced or adversely affected by any of the following, and waives any rights (including, without limitation, rights to notice) that Guarantor might otherwise have as a result of or in connection with any of the following:

(a)
Modifications, etc.   Any renewal, extension, modification, alteration, acceleration, rearrangement or amendment of or change with respect to all or any part of the Guaranteed Obligations, the Note, any Security Document, or any contract or understanding between Borrower or any other parties and Lender pertaining to the Guaranteed Obligations;

(b)	Adjustment, etc. Any adjustment, waiver, indulgence, forbearance, settlement, or compromise that might or might not be granted or given by Lender to Borrower, Guarantor or any other party;

(c)
Condition of Borrower or Guarantor.   The insolvency, bankruptcy, receivership, arrangement, adjustment, composition, liquidation, disability, dissolution, any other proceeding under any law for protection of debtors, or lack of power of Borrower, Guarantor or any other party at any time liable for payment of all or part of the Guaranteed Obligations; any discharge, impairment, modification, release, limitation of liability of, or stay of enforcement proceedings against Borrower, Guarantor or any other party or against any properties or the estate of Borrower, Guarantor or any other party in the course of or resulting from any such proceedings; the failure by Lender to file or enforce a claim in any proceeding described in this subparagraph or to take any other action in any proceeding to which Borrower, Guarantor, or any other person is a party; or any sale, lease or transfer of any or all of the assets of Borrower, Guarantor or any other party, or any changes in the shareholders, partners or members of Borrower, Guarantor or any other party; or any change of name, identity, structure, reorganization or any change in the business or operations of Borrower, Guarantor or any other party;

(d)
Invalidity of Obligations. The invalidity, deficiency, illegality or unenforceability of all or any part of the Guaranteed Obligations, or any document or agreement executed in connection with the Guaranteed Obligations, for any reason whatsoever, including, without limitation, the fact that the Guaranteed Obligations, or any part thereof, exceeds the amount permitted by law, the act of creating the Guaranteed Obligations or any party thereof is ultra vires, the officers or representatives executing the documents or otherwise creating the Guaranteed Obligations acted in excess of their authority, the Guaranteed Obligations violates applicable usury laws, Borrower has valid defenses, claims, or offsets (whether at law, in equity, or by agreement) which render the Guaranteed Obligations wholly or partially uncollectible from Borrower, the creation, performance or repayment of the Guaranteed Obligations (or the execution, delivery and performance of any document or instrument representing part of the Guaranteed Obligations, or executed in connection with the Guaranteed Obligations) is illegal, uncollectible, legally impossible, or unenforceable, or the Note, the Security Documents or other documents or instruments pertaining to the Guaranteed Obligations have been forged or otherwise are irregular or not genuine or authentic;

(e)
Release of Obligors.  Any full or partial release or discharge of the liability of Borrower on the Guaranteed Obligations or any part thereof, or of any co-guarantors, or any other person or entity now or hereafter liable, whether directly or indirectly, jointly, severally, or jointly and severally, to pay, perform, guarantee or assure the payment of the Guaranteed Obligations or any part thereof, it being recognized, acknowledged and agreed by Guarantor that Guarantor may be required to pay the Guaranteed Obligations in full without assistance or support of any other party, and Guarantor has not been induced to enter into this Guaranty Agreement on the basis of a contemplation, belief, understanding or agreement that other parties will be liable to perform the Guaranteed Obligations, or that Lender will look to other parties to perform the Guaranteed Obligations;

(f)
Other Security.  The taking or accepting of any other security, collateral, guaranty, or other assurance of payment for all or any part of the Guaranteed Obligations, or the failure or refusal of Borrower or any other person to sign any guaranty, security agreement or other instrument within the contemplation of Borrower, Guarantor or Lender;

(g)           Release of Collateral.  Any release, surrender, exchange, subordination, deterioration, destruction, elimination, waiver, waste, loss or impairment (including, without limitation, negligent, wilful, unreasonable or unjustifiable impairment) of any collateral at any time securing payment of the Guaranteed Obligations;

(h)           Care and Diligence.  The failure of Lender or any other party to exercise diligence or reasonable care in, or the negligence of Lender regarding, the preservation, protection, enforcement, sale, or other handling or treatment of all or any part of such collateral, including, without limitation, the failure of Lender to foreclose on any collateral mortgaged or pledged under any of the Security Documents or the delay by Lender in instituting or prosecuting any right or remedy under any of the Security Documents, including, without limitation, the right to foreclose on collateral by non-judicial foreclosure sale or otherwise;

(i)
Status of Liens.  The fact that any collateral, security interest, or lien contemplated or intended to be given, created, or granted as security for the repayment of the Guaranteed Obligations is or is not properly perfected or created, or proves to be unenforceable or subordinate to any other security interest or lien, it being recognized and agreed by Guarantor that Guarantor is not entering into this Guaranty Agreement in reliance on, or in contemplation of the benefits of, the validity, enforceability, collectibility, or value of any of the collateral for the Guaranteed Obligations;

(j)
Preference.  Any payment by Borrower to Lender is held to constitute a preferential or voidable transfer under bankruptcy laws, or for any reason Lender is required to return or refund such payment or pay such amount to Borrower or any other party; or

(k)
Other Actions Taken or Omitted.  Any other action taken or omitted to be taken with respect to the Note, the Security Documents, the Guaranteed Obligations, or the security and collateral therefor, that would or might constitute or afford any legal or equitable discharge, release of, or defense to a guarantor or surety, other than payment and performance by Guarantor under this Guaranty Agreement, whether or not such action or omission prejudices Guarantor or increases the likelihood that Guarantor will be required to pay the Guaranteed Obligations pursuant to the terms thereof;

it being the unambiguous and unequivocal intention of Guarantor that Guarantor is obligated to pay the Guaranteed Obligations when due, notwithstanding any occurrence, circumstance, action or omission whatsoever, whether contemplated or uncontemplated, and whether or not otherwise or particularly described in this Guaranty Agreement, except for the full and final payment and satisfaction of the Guaranteed Obligations.

11.           No Duty of Good Faith or Special Relationship.  Guarantor acknowledges that Lender has no duty of good faith either to Borrower or Guarantor, and acknowledges that no special relationship, such as a fiduciary or trust relationship, exists between Lender and either of Borrower or Guarantor.  Guarantor agrees that no such duty of good faith will arise, and no such special relationship will exist, unless pursuant to, and only to the extent set forth in, a written agreement that is signed by Lender and that expressly creates such duty of good faith or such special relationship.

12.           No Duty to Mitigate.  Without limiting any other provision in this Guaranty Agreement, Lender has no duty to mitigate the amounts payable by Guarantor to Lender under this Guaranty Agreement or otherwise take any action to reduce, collect or enforce the Guaranteed Obligations.

13. Change in Guarantor’s Status.  Should Guarantor become insolvent, or fail to pay such Guarantor’s debts generally as they become due, or voluntarily seek, consent to, or acquiesce in the benefit or benefits of any Debtor Relief Laws or become a party to (or be made the subject of) any proceeding provided for by any Debtor Relief Laws (other than as a creditor or claimant) that could suspend or otherwise adversely affect the Rights of Lender granted hereunder, then, in any such event, the Guaranteed Obligations shall be, as between Guarantor and Lender, a fully matured, due, payable and performable obligation of Guarantor to Lender (without regard to whether Borrower is then in Default under the Loan Agreement or whether the Guaranteed Obligations, or any part thereof is then due and owing or unperformed by Borrower to Lender), payable and/or performable in full by Guarantor to Lender upon demand, which shall be the estimated amount owing in respect of the contingent claim created hereunder.

14. Transfer of Guarantor’s Assets.  GUARANTOR WILL NOT, WITHOUT THE PRIOR WRITTEN CONSENT OF LENDER, SELL, LEASE, ASSIGN, ENCUMBER, HYPOTHECATE, TRANSFER OR OTHERWISE DISPOSE OF A MATERIAL PORTION (AS DETERMINED BY LENDER IN THE EXERCISE OF LENDER’S COMMERCIALLY REASONABLE DISCRETION) OF SUCH GUARANTOR’S ASSETS OR ANY INTEREST THEREIN.

III.
Representations and Warranties

1.           By Guarantor.  In order to induce Lender to make the loan evidenced by the Note, Guarantor represents and warrants to Lender (which representations and warranties will survive the creation of the Guaranteed Obligations and any extension of credit thereunder) that:

(a)	Benefit to Guarantor. Guarantor’s guaranty pursuant to this Guaranty Agreement reasonably has benefited or may be expected to benefit, directly or indirectly, Guarantor.

(b)
Familiarity and Reliance.   Guarantor is familiar with, and has independently reviewed books and records regarding, the financial condition of Borrower and is familiar with the value of any and all collateral intended to be used as security for the payment of the Note and other Obligations.  However, Guarantor is not relying on such financial condition or the collateral as an inducement to enter into this Guaranty Agreement.

(c) No Representation.   Neither Lender nor any other person, corporation, or entity has made any representation, warranty, or statement to Guarantor with regard to Borrower or its financial condition in order to induce Guarantor to execute this Guaranty Agreement.

(d) Duly Organized.  Guarantor is a duly organized and validly existing corporation in good standing under the laws of the State of Nevada. Guarantor is duly qualified in the jurisdiction where the nature of its business is such that qualification is required.  Guarantor has all requisite power and authority to conduct its business, as now conducted, and as contemplated herein.

(e) No Default.  Guarantor is not in default with respect to any order, writ, injunction, decree of demand of any court or other governmental authority, or in the payment of any indebtedness for borrowed money or under the terms or provisions of any agreement or instrument evidencing or securing any such indebtedness.

(f) No Untrue Statement. No representation or warranty contained in this Guaranty Agreement the Security Documents or Loan Agreement (hereinafter defined), and no statement contained in any certificate, schedule, list, financial statement or other instrument furnished to Lender contains, or will contain, any untrue statement of material fact or omits, or will omit, to state a material fact necessary to make the statement contained herein or therein not misleading.

(g) Change in Address.  Guarantor will not change his address or identity, structure or composition without notifying Lender of such change in writing at least thirty (30) days prior to the effective date of such change.

(h) Insolvency.                      No bankruptcy or insolvency proceedings are pending or contemplated by or against Guarantor, and, after giving effect to this Guaranty, Guarantor is solvent, is not engaged or about to engage in business or a transaction for which the property of Guarantor is an unreasonably small capital, and has not incurred and will not incur debts that will be beyond Guarantor’s ability to pay as such debts mature.

IV.
Miscellaneous Provisions

1.           Financial Covenants.  This Guaranty Agreement is executed subject to the terms and conditions of the Loan Agreement.  Guarantor covenants and agrees that, until final payment and performance in full of the Guaranteed Obligations, Guarantor shall furnish to Lender all financial information required under, and otherwise comply with all terms and conditions of, the Loan Agreement.

2.           Successors and Assigns.  This Guaranty Agreement is for and inures to the benefit of the successors and assigns of Lender, and is binding upon the legal representatives, successors, and assigns of Guarantor.

3.           Notice.  All notices and other communications in respect of this Guaranty Agreement to Guarantor shall be given as provided in the applicable provisions of the Loan Agreement.

4.           Construction and Governing Law.     This Guaranty Agreement is a contract made under and is to be construed in accordance with and governed by the laws of the State of Texas.

5.           WAIVER OF JURY TRIAL AND CERTAIN DAMAGES, CERTIFICATION OF NO REPRESENTATIONS, AND ACKNOWLEDGMENT REGARDING INDUCEMENT.  GUARANTOR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY KNOWINGLY, INTENTIONALLY, IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY, WITH AND UPON THE ADVICE OF COMPETENT COUNSEL, WAIVES, RELINQUISHES AND FOREVER FOREGOES:  (I) THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO THIS AGREEMENT, THE SECURITY AGREEMENT, THE NOTE, OR IN ANY OTHER DOCUMENT EXECUTED IN CONNECTION WITH OR AS SECURITY FOR THE NOTE, OR ANY CONDUCT, ACT OR OMISSION OF LENDER, BORROWER OR GUARANTOR, OR ANY OF THEIR DIRECTORS, OFFICERS, PARTNERS, MEMBERS, EMPLOYEES, AGENTS OR ATTORNEYS, OR ANY OTHER PERSONS AFFILIATED WITH LENDER, BORROWER OR GUARANTOR, IN EACH OF THE FOREGOING CASES, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE; AND (II) TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT HE MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH ACTION OR PROCEEDING ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES.  GUARANTOR CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OR COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR  OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS.  GUARANTOR ACKNOWLEDGES THAT HE HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS PARAGRAPH.

6.           Texas Deceptive Trade Practices – Consumer Protection Act.  Guarantor stipulates and agrees that by virtue of executing this Guaranty Agreement, Guarantor is not seeking to acquire goods or services from Lender, has not acquired goods or services from Lender and is not a “consumer” as that term is defined and under the Texas Deceptive Trade Practice – Consumer Protection Act.

7.           Imaging of Documents.  Guarantor expressly acknowledges, understands and agrees that Lender's document retention policy may involve the imaging of this Guaranty Agreement and the destruction of the paper original thereof.  In connection therewith, Guarantor hereby waives any and all rights Guarantor have or may have to claim, for any and all purposes whatsoever, that the imaged copy of this instrument is not an original.

THIS INSTRUMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE LENDER AND THE GUARANTOR AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE LENDER AND THE GUARANTOR.  THE GUARANTOR WAIVES THE REQUIREMENT, IF ANY, SET FORTH IN V.A.T.S, BUSINESS & COMMERCE CODE §26.02, AS AMENDED, THAT THE LENDER EXECUTE THIS INSTRUMENT WITH RESPECT TO THE DISCLAIMER OF ORAL AGREEMENTS SET FORTH IN THIS PARAGRAPH TO THE EXTENT PERMITTED BY APPLICABLE LAW.  THE GUARANTOR ACKNOWLEDGES THAT THE LENDER HAS CONSPICUOUSLY POSTED NOTICES INFORMING THE GUARANTOR OF THE PROVISIONS SET FORTH IN V.A.T.S., BUSINESS & COMMERCE CODE §26.02, AS AMENDED.

GUARANTOR SPECIFICALLY AGREES THAT HE HAS A DUTY TO READ THIS GUARANTY AND THE OTHER LOAN DOCUMENTS AND AGREES THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS OF THIS GUARANTY AND THE OTHER LOAN DOCUMENTS; THAT GUARANTOR HAS IN FACT READ THIS GUARANTY AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS GUARANTY; THAT HE HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF HIS CHOICE THROUGHOUT THE NEGOTIATIONS PRECEDING HIS EXECUTION OF THIS GUARANTY AND THE OTHER LOAN DOCUMENTS; AND HAS RECEIVED THE ADVICE OF HIS ATTORNEY IN ENTERING INTO THIS GUARANTY AND THE OTHER LOAN DOCUMENTS; AND THAT HE RECOGNIZES THAT CERTAIN OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS RESULT IN ONE PARTY ASSUMING THE LIABILITY INHERENT IN SOME ASPECTS OF THE TRANSACTION AND RELIEVING THE OTHER PARTY OF SUCH PARTY’S RESPONSIBILITY FOR SUCH LIABILITY.  THE UNDERSIGNED AGREES AND COVENANTS THAT HE WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS ON THE BASIS THAT HE HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT “CONSPICUOUS.”

[Remainder of Page Intentionally Left Blank – Signature Page Follows]

EXECUTED as of the date and year first above written.

GUARANTOR:

STW Resources Holding Corp.,
a Nevada corporation

By:__________________________________
                                                                                                        Lee Maddox, President